Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Gregory S. Furness	Nancy A. Johnson, (612) 455-1745
Chief Financial Officer	Marian Briggs, (612) 455-1742
(763) 852-4100	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES REPORTS RECORD FIRST-QUARTER RESULTS

Core Revenue Increases 61 Percent Over Prior Year

Minneapolis, April 22, 2003—Vital Images, Inc. (Nasdaq SmallCap: VTAL), a medical imaging software company, today reported strong revenue and net income growth for the first quarter ended March 31, 2003.

Revenue for the first quarter of 2003 rose to $6.8 million, up 53 percent from $4.4 million for the first quarter of 2002.  Revenue from the company’s core revenue components – software license fees and maintenance and services – rose 61 percent to $6.3 million for the first quarter of 2003 from $3.9 million for the same period of 2002.  For the first quarter of 2003, the company reported net income of $654,000, or $0.06 per diluted share, versus a net loss of $247,000, or $0.03 per share, in the year-ago period.

“We are pleased to begin 2003 with a first-quarter performance that continues the momentum of 2002,” said Jay D. Miller, Vital Images president and chief executive officer.  “Revenue from our distribution partner, Toshiba Corporation, Medical Systems Group, was especially strong, contributing 45 percent of first-quarter revenue in 2003.”  Vital Images’ first quarter marks the end of Toshiba’s fiscal year and is usually a robust quarter for Toshiba-related sales for Vital Images.  Revenue from Toshiba also accounted for 45 percent of Vital Images’ revenue in the first quarter of 2002.

In addition to the high gross margin achieved on increased software revenue, hardware revenue was lower both in absolute dollars and as a percentage of total revenue in the first quarter of 2003, which boosted the overall gross margin to 85 percent for the first quarter of 2003 from 78 percent in the first quarter of 2002.  Further, maintenance and services revenue contributed 25 percent of total revenue for the first quarter of 2003, up from 20 percent of total revenue for the year-ago period.

Miller continued, “We recently sold our 1,000th Vitrea system – a milestone for the company.  With a sizeable installed customer base, we have a community of users who can readily adopt new options and features and give us valuable feedback on our products.”  Vitrea is used routinely in a wide range of clinical settings, including large hospital radiology departments, specialty clinics, community hospitals and disease screening centers.

As of March 31, 2003, the company had cash, cash equivalents and marketable securities totaling $10.0 million, down approximately $700,000 from the end of 2002.  The decrease was expected and stems primarily from $500,000 of cash used in operations for the first quarter of 2003.  This is an improvement from $900,000 of cash used in operations for the first quarter of 2002.

Vital Images introduced Vitrea 2, Version 3.2, in February 2003, and it has been well received in the marketplace.  In particular, physicians are showing strong interest in the CT Cardiac option for examining coronary arteries by visualizing plaque, an indication of heart disease, and for viewing a beating heart.  Early revenue from the sale of the CT Cardiac option represents the fastest adoption yet of a new, separately priced software option for Vitrea 2.  Additionally, this version provides significant improvements in Vitrea CT colonography capabilities, a less invasive approach to traditional colonoscopy.

First-quarter 2003 operating expenses were $5.1 million, a 37 percent increase over the comparable quarter in the prior year.  Sales and marketing expenses were $2.7 million in the first quarter of 2003, 51 percent more than the year-ago quarter, and R&D expenses rose to $1.4 million in the first quarter of 2003, a 52 percent increase over the same period last year.  Miller added, “In 2003, as we have noted previously, operating expenses will be higher as we invest in our sales and marketing organization and R&D team, both of which are necessary to expand our customer base and sustain our leading-edge imaging capabilities.  However, we expect expenses  to grow at a lower rate than revenue, providing leverage for future earnings.”

Outlook for 2003

“As we begin 2003, our products are meeting well-defined clinical needs in the imaging marketplace, and we are optimistic about our growth prospects,” said Miller. “We continue to anticipate 35 to 45 percent growth in our core revenue components.  At the same time, we are investing in operations while managing these expenses to sustain profitability.  As stated earlier, we anticipate net income of $2.5 million to $2.9 million and positive cash flow for 2003.”

Conference Call and Webcast

Vital Images will host a live Webcast of its first-quarter earnings conference call today, Tuesday, April 22, 2003, at 10:30 a.m. CT.  To access this Webcast, go to the investor portion of the company’s Web site, www.vitalimages.com, select shareholder events and click on Webcasts.  The Webcast replay will be available from 12:30 p.m. CT, Tuesday, April 22, 2003, until

6:00 p.m. CT, Friday, May 23, 2003.

If you do not have access to the Internet and want to listen to an audio replay of the conference call, dial 800-633-8284 and enter conference call ID# 21137810.  The audio replay will be available beginning at 12:30 p.m. CT on Tuesday, April 22, 2003, through 5:00 p.m. CT on Friday, April 25, 2003.

About Vitrea 2

Vitrea 2 is the company’s advanced medical imaging software for diagnostic evaluation of computed tomography (CT) and magnetic resonance (MR) image data. Vitrea 2 features real-time navigation of 3D volume data, permitting the user to create two- and three-dimensional views of human anatomy and to interactively navigate within these images to better visualize and understand internal structures and disease conditions. In addition, Vitrea 2 utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques.

About Vital Images

Vital Images is a leading provider of 3D imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2002.

Vitrea® is a registered trademark of Vital Images Inc.

Vital Images disclaims any proprietary interest in the marks and names of others.

Vital Images, Inc.

Statements of Operations

(Unaudited)

(In thousands, except per share data)

	For the Three Months Ended March 31,
	2003	2002
Revenue:
License fees	$4,653	$3,026
Maintenance and services	1,667	896
Hardware	471	521
Total revenue	6,791	4,443

Cost of revenue
License fees	352	249
Maintenance and services	341	363
Hardware	300	354
Total cost of revenue	993	966

Gross margin	5,798	3,477

Operating expenses:
Sales and marketing	2,712	1,792
Research and development	1,411	930
General and administrative	1,026	1,029
Total operating expenses	5,149	3,751

Operating income (loss)	649	(274)
Interest income	30	30

Income (loss) before income taxes	679	(244)
Income taxes	25	3

Net income (loss)	$654	$(247)

Net income (loss) per share:
- basic	$0.07	$(0.03)
- diluted	$0.06	$(0.03)
Shares used in per share calculations:
- basic	9,017	8,672
- diluted	10,330	8,672

Vital Images, Inc.

Balance Sheets

(In thousands)

	Mar. 31, 2003	Dec. 31, 2002

	(Unaudited)

Cash and cash equivalents	$5,042	$8,122
Marketable securities	4,915	2,508
Accounts receivable, net	6,343	4,971
Inventories	482	202
Prepaid expenses and other current assets	409	297
Total current assets	17,191	16,100
Property and equipment, net	2,323	2,157
Licensed technology, net	540	570

Total assets	$20,054	$18,827

Accounts payable	$1,097	$758
Accrued payroll	1,085	1,487
Deferred revenue	4,406	3,871
Accrued royalties	395	546
Other current liabilities	153	219
Total current liabilities	7,136	6,881

Deferred revenue	271	225
Total liabilities	7,407	7,106

Common stock	91	90
Additional paid-in capital	31,991	31,719
Accumulated deficit	(19,435)	(20,088)
Total shareholders’ equity	12,647	11,721

Total liabilities and shareholders’ equity	$20,054	$18,827